Exhibit 10.4

DEVELOPMENT AGREEMENT

THIS AGREEMENT is by and between BOT LOGIC LABS, INC., a Colorado S-Corporation (hereinafter referred to as “BOT”), whose business address is 8800 W. 116th Circle, Suite 7625 Broomfield CO 80021 and web address www.botlogiclabs.com (hereinafter referred to as “BOT”) and Himalaya Technologies, Inc. , a Nevada publicly traded company, whose address is 625 Stanwix St. #2504 Pittsburg, PA 15222 (hereinafter referred to as “HMLA” and “Parties”), dated and effective as of the last party to affix their signature below.

RECITALS:

WHEREAS BOT is the developer of the Active World Holdings portfolio of web based applications (“Website”), which uses ChatGPT4, as well as Solidity Smart Contracts to develop Web3, Web3.5 and Web4 DApps;

WHEREAS HMLA requires the creation of an Ethereum smart contract, token website and web3 integration for this smart contract into the HMLA digital ecosystem and wishes to engage BOT to perform this task; and

WHEREAS the parties wish to compensate BOT to perform these services in the following manner:

1.	$50,000 total cash compensation

a.	$10,000 due within 1 business day of both parties signing of this agreement
b.	$10,000 due on delivery of the token to HMLA wallet
c.	$10,000 due when the www.theeveresttoken.com website is approved and delivered to HMLA
d.	$10,000 due when the EVEREST token is added to the Web3 on DiVinciPay
e.	$10,000 due one business day before the EVEREST Uniswap Pool Launch

2.	10% of the total token supply

a.	Due immediately at the minting of the EVEREST token.

3.	10% revenue share of online sales generated from token transactions

a.	Begins when the Web3 is added via DiVinciPay

THEREFORE it is agreed as follows:

Article I. SERVICES TO BE PERFORMED BY BOT

BOT will create and mint the EVEREST solidity smart contract with the following tokenomics:

Name: The Everest Token

Symbol: EVEREST

Total Supply: 250,000,000

Decimals: 9

Reflections: None

Tax: None

Buy Side Tax: None

Sell Side Tax: None

Uniswap Pool Fee: .03

BOT will develop the EVEREST token website under the URL www.theeveresttoken.com which is currently held by BOT for HMLA. BOT will be responsible for all logo design as well as token graphic design for the project. HMLA will have final approval of all designs before they are published.

BOT will prepare the initial EVEREST pool on Uniswap. The pool will be paired with ETH and will be funded by HMLA. The pre-launch price will be .25 per token with a suggested pre-launch price of .10 per token.

BOT will integrate the EVEREST token within the DiVinciPay merchant platform so the token can be used a participating merchants, to pay for goods and services.

BOT will install DiVinciPay on the www.theeveresttoken.com website for Web3 functionality so customers can buy the EVEREST token and have it delivered to their Ethereum based wallet, without the need for human assistance.

Within 4 hours after the launch of the EVEREST pool on Uniswap, BOT will update the token information on www.dextools.io. This will instantly move the EVEREST token to above 50 on the trust scale and provide new potential buyers to the EVEREST token.

Article II. SERVICES PROVIDED BY HMLA

HMLA shall provide to BOT the $50,000 total cash compensation as defined above.

HMLA agrees that from the initial mint, 10% of the total token supply shall be sent to the BOT MetaMask wallet, 100,000,000 tokens shall be sent to the HMLA MetaMask wallet and the balance shall be used for Pre-Launch, Uniswap Pool and future CEX listing.

HMLA agrees to provide 10% revenue share of online sales generated from token transactions provided from EVEREST tokens on DiVinciPay.

In addition to the total cash compensation, HMLA shall provide a minimum of $35,000 for the initial EVEREST pool on Uniswap. These funds can be raised from either the RegA the company has on file or the pre-launch of the EVEREST token. These funds must be provided one business day before the Uniswap launch.

HMLA shall take no more than one business day to sign off on digital art and web design submitted by BOT.

Article III. Revenue Sharer’s Entitlement to other Revenue or Consideration

HMLA agrees to pay BOT a percentage of the gross revenue generated from the sites that support the EVEREST token.

Article IV. Independent Contributor

The parties agree that Revenue Sharer is an independent contributor of BOT and that all payments to Revenue Sharer will not be subject to any tax withholding or FICA or FUTA. Further, all payments paid to Revenue Sharer by BOT will be reported to Revenue Sharer on Form 1099 as Miscellaneous Income.

Revenue Sharer further agrees to indemnify and hold BOT harmless for any damages, taxes, or any other amounts BOT may incur as a result of BOT treatment and classification of Revenue Sharer as a contributor. Such indemnification and hold harmless includes but is not limited to the consequences of BOT not withholding any tax on payments to Revenue Sharer and not paying or remitting to any taxing authority any withholding tax, income tax, federal or state FICA/FUTA taxes, or any other withholding upon the payments to Revenue Sharer.

Distribution of Revenue shall be made directly from the merchant account associated with the Website. Distribution shall be made “at-will” as funds are received and cleared. Distribution shall be made in the following manner:

BOT:	10%

Himalaya Technologies, Inc.:	90%

If for any reason the merchant account associated with the Website changes, the above Revenue Sharing split, to whom shall the split is paid to and how it is paid, shall remain in force for the entire term of the life-cycle of the Website.

Article V. Miscellaneous

Attorney Fees

In the event any party deems it necessary to commence an action or proceeding to enforce its rights here under, the prevailing party to such action shall be entitled to have all costs of such action, including but not being limited to reasonable attorneys’ fees and court costs, directly paid or reimbursed by the losing party to such action.

Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto, and it is understood and agreed that all undertakings and agreements heretofore had between these parties are merged herein. No representation, promise or inducement not included herein shall be binding upon any party hereto. The appropriate gender will be read into all pronouns used herein to reference any of said parties whenever the context of this Agreement so requires.

Section 5.03 Amendments in Writing

This Agreement may not be changed orally, but only by an agreement in writing signed by the Parties.

Notice

Notices given pursuant to this Agreement shall be in writing, delivered in person or by certified mail, return receipt requested, or by Federal Express or comparable overnight delivery service, addressed to the mailing addresses given below. The time of postmark shall be deemed the time of receipt of mailed notices and the time of delivery service receipt shall be deemed the time of receipt of overnight delivery service transmittals.

(a)

Notices.

All notices required to be given in this Settlement shall be made in writing either by:

(i) given, delivered or served by personal service, in which case it shall be conclusively deemed to have been given or delivered on the date of such service;

(ii) sent by prepaid registered or certified mail addressed to the party for whom it is intended at the address last known to the sender, in which case it shall be conclusively deemed to have been given or delivered on the fourth day after the date of mailing; or

(b)	Delivery. For purposes of this Settlement “delivery” shall mean: (i) personal delivery to any party; or (ii) mailing with sufficient postage prepaid to the party requiring notice.

Duplicate Originals.

This Settlement may be executed in several counterparts; each counterpart shall be considered a duplicate original Settlement and may be relied upon as if it were an original.

Successors and Assigns

The provisions of this Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, successors and assigns and the legal representatives of their estates, as the case may apply.

Time is of Essence

Time is of the essence of this Agreement.

Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado.

Counterparts and Copies

This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument. Any facsimile copy or signature shall be deemed equivalent to an original.

IN WITNESS WHEREOF, the parties hereto set their respective hands and affix their seals the day and year indicated below.

Bot Logic Labs __________________________________

Date: 1/1/2024

Himalaya Technologies, Inc._____________________________

Date: 1/1/2024